CERTIFICATE OF CORRECTION TO THE CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES OF SERIES A CONVERTIBLE PREFERRED STOCK OF NAUTICUS ROBOTICS, INC. Nauticus Robotics, Inc., (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Certificate of Correction (this “Certificate of Correction”) to the Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designations”), and acting pursuant to Section 103(f) thereof, does hereby certify: 1. The name of the Corporation of Nauticus Robotics, Inc. 2. The original Certificate of Designations was filed with the Secretary of State of the State of Delaware on December 26, 2024. The Company is filing this Certificate of Correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware. 2. Paragraph (c) of Article Five of the original Certificate of Designations is hereby corrected by adding the following subsection to the end of thereof: “Notwithstanding anything to the contrary herein, no holder shall be permitted to require redemption of any shares of preferred stock issued hereunder except solely in the event of the liquidation of the Company. This Section 5(c) shall control over any contradictory provision contained in this Certificate of Designations.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by its duly authorized officer on April 15, 2026. NAUTICUS ROBOTICS, INC. By:___/s/ John W. Gibson, Jr. ______________________ Name: John W. Gibson, Jr. Title: President & CEO